EXHIBIT 10.6

PREFERENCE NOTE

$[ ]	[ ], 2017

FOR VALUE RECEIVED, [PetIQ Holdings] (“Maker”) promises to pay to the order of [ ] (“Payee”) the sum of $[ ] within [ ] days of the consummation of the initial public offering of the shares of Maker’s] Class A common stock, par value $0.0001 per share (the “Maturity Date”), together with interest thereon at the per annum rate of [ ] percent on the outstanding principal amount of this preference note (this “Note”). All accrued interest shall be payable on or before the Maturity Date.

Principal and interest in respect of this Note shall be paid in lawful currency of the United States, in immediately available funds, at such place as Payee may designate to Maker.

Each of the following shall constitute an “Event of Default” within the meaning of this Note: (a) Maker shall fail or refuse to make any payment of principal or interest at the time when the same shall become due, (b) Maker shall default under any other obligation contained in this Note and such default shall not have been cured within 20 days following notice thereof to Maker or (c) there shall occur (i) an assignment for the benefit of creditors by Maker, the adjudication in bankruptcy of Maker or the filing of a voluntary petition by Maker under any of the provisions of any bankruptcy laws or under the provisions of any other law relating to the relief of debtors, (ii) the filing of any answer or other pleading admitting the material allegations of any petition filed against Maker in any bankruptcy, insolvency or other such proceeding or (iii) the filing of a petition against Maker under any of the provisions of any bankruptcy laws of the United States or similar laws of any jurisdiction and the failure of such petition to be dismissed within 60 days.

Immediately upon acquiring notice thereof, Maker shall give written notice to Payee of the existence of any Event of Default, specifying the nature and duration thereof and what action, if any, Maker has taken, is taking or proposes to take with respect thereto.

In the event of the occurrence of an Event of Default, Payee may declare the principal of and accrued interest on this Note immediately due and payable, and upon such declaration, the same shall be immediately due and payable; provided, that upon the occurrence of an Event of Default as defined by clause (c) of the definition of “Event of Default,” the principal of and accrued interest on this Note shall be immediately due and payable without any action by Payee. Payee may exercise any or all of the rights that it may have in any order, from time to time, and shall not be obligated to exercise any of such rights. No failure to exercise any right shall operate as a waiver, and no waiver, consent or agreement given in any instance shall adversely affect the rights of Payee in any other instance.

The remedies provided herein in favor of Payee shall not be deemed exclusive, but shall be cumulative, and shall be in addition to all other remedies in favor of Payee existing at law or in equity. No delay on the part of Payee in exercising any of its options, powers or rights, or any partial or single exercise thereof, shall constitute a waiver thereof.

Maker shall, upon request, pay all of the reasonable expenses of Payee in connection with the enforcement of any rights of Payee under this Note.

This Note shall in all respects be governed by the laws of Delaware. This Note may not be altered or amended, except by a writing duly signed by the party against whom such alteration or amendment is sought to be enforced.

This Note may be prepaid in part or in full at any time.

Maker hereby waives presentment for payment, demand, notice of dishonor, notice of protest and protest and diligence in taking any action to collect amounts due hereunder.

[PetIQ HOLDINGS]

By:
Name:
Title:

Preference Note – [FORM]